                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934


                       Right Management Consultants, Inc.
                       ----------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    766573109
                                 --------------
                                 (CUSIP Number)

                             Philip U. Hammarskjold
                           HFP Recapitalization Corp.
                c/o Hellman & Friedman Capital Partners IV, L.P.
                         One Maritime Plaza, 12th Floor
                             San Francisco, CA 94111
                                 (415) 788-5111
                -------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 17, 2003
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 2 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                HFP Recapitalization Corp.

--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |x|
                                                                       (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          Delaware
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-

     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                CO
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 3 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Richard J. Pinola
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |X|
                                                                 (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
     NUMBER OF
      SHARES         ------ ----------------------------------------------------
   BENEFICIALLY       8.    SHARED VOTING POWER
     OWNED BY
       EACH                       3,445,051**
     REPORTING       ------ ----------------------------------------------------
      PERSON          9.    SOLE DISPOSITIVE POWER
       WITH
                                  -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 4 of 24
--------------------------------------------------------------------------------


--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Joseph T. Smith
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  |X|
                                                                 (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)



                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  750,047**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 5 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                John J. Gavin
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  |X|
                                                                  (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
                     ------ ----------------------------------------------------
     NUMBER OF        8.    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                   3,445,051**
     OWNED BY        ------ ----------------------------------------------------
       EACH           9.    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                      -0-
       WITH          ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**

--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 6 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                G. Lee Bohs
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |X|
                                                                 (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 7 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Charles J. Mallon
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                   (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 8 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Theodore A. Young
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  |X|
                                                                 (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  11,125**
     NUMBER OF
      SHARES         ------ ----------------------------------------------------
   BENEFICIALLY       8.    SHARED VOTING POWER
     OWNED BY
       EACH                       3,445,051**
     REPORTING       ------ ----------------------------------------------------
      PERSON          9.    SOLE DISPOSITIVE POWER
       WITH
                                  -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 9 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                William McCusker
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  |X|
                                                                (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  9,856**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 10 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Howard H. Mark
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |X|
                                                                    (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  46,449**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 11 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Geoffrey S. Boole
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |X|
                                                                 (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Canada
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  37,477**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 12 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Gayle I. Weibley
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X|
                                                                  (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  125**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 13 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                James E. Greenway
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  |X|
                                                                 (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  145,740**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 14 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Mark A. Miller
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  |X|
                                                                (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  68,635**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 15 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                R. William Holland
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                              (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          U.S.A.
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  66,285**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 16 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Andrew McRae
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |X|
                                                               (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          United Kingdom
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  14,155**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 17 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Edward C. Davies
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  |X|
                                                                (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          Australia
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  32,840**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 18 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Keiji Miyaki
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                              (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6. CITIZENSHIP OR PLACE OF ORGANIZATION:

          Japan
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  6,250**
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                IN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 19 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                Hellman & Friedman Capital Partners IV, L.P.

--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |X|
                                                              (b)  |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          California
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                PN
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 20 of 24
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1.     NAME OR REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

                H&F Investors IV, LLC

--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |X|
                                                             (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     SOURCE OF FUNDS*:

                See Item 3
--------- ----------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


                                                                     |_|

--------- ----------------------------------------------------------------------
   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          California
--------- ----------------------------------------------------------------------
                      7.    SOLE VOTING POWER

                                  -0-
     NUMBER OF       ------ ----------------------------------------------------
      SHARES          8.    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     3,445,051**
       EACH          ------ ----------------------------------------------------
     REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-
                     ------ ----------------------------------------------------
                      10.   SHARED DISPOSITIVE POWER

                                  4,634,035**
--------- ----------------------------------------------------------------------
  11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,634,035**
--------- ----------------------------------------------------------------------
  12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                     |_|

--------- ----------------------------------------------------------------------
  13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                17.7%**
--------- ----------------------------------------------------------------------
  14.     TYPE OF REPORTING PERSON

                OO
--------- ----------------------------------------------------------------------
          *See Instructions Before Filling Out!
          **See Item 5 below

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 21 of 24
--------------------------------------------------------------------------------


         This Amendment No. 1 amends the Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") with respect to Right Management Consultants, Inc. (the "Issuer") on September 25, 2003 (the "Schedule 13D") by HFP Recapitalization Corp., a Delaware corporation ("HFP Recap"); Richard J. Pinola; Joseph T. Smith; John J. Gavin; G. Lee Bohs; Charles J. Mallon; Theodore A. Young; William McCusker; Howard H. Mark; Geoffrey S. Boole; Gayle I. Weibley; James E. Greenway; Mark A. Miller; R. William Holland; Andrew McRae; Edward C. Davies; Keiji Miyaki (the foregoing individuals, collectively, the "Individual Reporting Persons"); Hellman & Friedman Capital Partners IV, L.P., a California limited partnership ("H&F Partners IV"); and H&F Investors IV, LLC, a California limited liability company ("H&F Investors," together with H&F Partners IV, the "H&F Reporting Persons," and HFP Recap, the Individual Reporting Persons and the H&F Reporting Persons, collectively, the "Reporting Persons"). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 3   Source and Amount of Funds or Other Consideration.

         Item 3 of the Schedule 13D is hereby supplemented as follows:

         On October 17, 2003, HFP Recap received an amendment to the signed commitment letter it had previously received from a nationally-recognized banking institution. The amendment provides that, if HFP Recap were to agree to the commitment letter as amended, the commitment would expire on October 31, 2003 if the Issuer's Board of Directors had not approved the Proposed Transaction by such date. The amendment indicated that all the other terms of the previously-delivered signed commitment letter remained the same.

         Notwithstanding the receipt of such amendment, HFP Recap has neither agreed to the amended commitment letter described above in this Item 3 nor entered into any other commitment letter with respect to the debt financing for the Proposed Transactions, and there is no assurance that one will be successfully obtained. In addition, the proposed debt and equity financing of the Proposed Transactions may change based on availability of such financing and other facts and circumstances with respect to such Proposed Transactions or financings.

Item 4   Purpose of Transaction.

         Item 4 of the Schedule 13D is hereby supplemented as follows:

         At the request of the Special Committee of the Board of Directors of the Issuer, on October 17, 2003, HFP Recap extended the deadline for responding to the Proposal described in the Proposal Letter (the "Proposal") until the close of business on October 31, 2003, after which time, unless earlier accepted, the Proposal will lapse.

         The information set forth in response to this Item 4 is qualified in its entirety by reference to the letter dated October 17, 2003 from HFP Recap to the Special Committee of the Board of Directors of the Issuer (attached hereto as Exhibit 5), which letter hereby is incorporated herein by reference.

Item 7   Material to be Filed as Exhibits

         Item 7 of the Schedule 13D is hereby supplemented as follows:

5. Letter dated October 17, 2003 from HFP Recapitalization Corp. to the Special Committee of the Board of Directors of Right Management Consultants, Inc.

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 22 of 24
--------------------------------------------------------------------------------

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 20, 2003

                                 HFP RECAPITALIZATION CORP.


                                 By:  /s/ Philip U. Hammarskjold
                                      ---------------------------------------
                                      Name: Philip U. Hammarskjold
                                      Title: President


                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Richard J. Pinola
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Joseph T. Smith
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 John J. Gavin
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 G. Lee Bohs
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Charles J. Mallon

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Theodore A. Young
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 William McCusker
                                 By: Charles J. Mallon, Attorney-in-Fact

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 23 of 24
--------------------------------------------------------------------------------


                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Howard H. Mark
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Geoffrey S. Boole
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Gayle I. Weibley
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 James E. Greenway
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Mark A. Miller
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 R. William Holland
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Andrew McRae
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Edward C. Davies
                                 By: Charles J. Mallon, Attorney-in-Fact

                                 /s/ Charles J. Mallon
                                 --------------------------------------------
                                 Keiji Miyaki
                                 By: Charles J. Mallon, Attorney-in-Fact

--------------------------------------------------------------------------------
CUSIP NO. 766573109               SCHEDULE 13D                    Page 24 of 24
--------------------------------------------------------------------------------


                         HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P.

                         By: H&F Investors IV, LLC, its general partner

                              By: H&F Administration IV, LLC, its
                                  administrative manager

                                  By: H&F Investors III, Inc., its manager


                                  By: /s/ Philip U. Hammarskjold
                                      --------------------------------
                                      Name: Philip U. Hammarskjold
                                      Title: Vice President


                         H&F INVESTORS IV, LLC

                         By: H&F Administration IV, LLC, its
                             administrative manager

                              By: H&F Investors III, Inc., its manager


                              By: /s/ Philip U. Hammarskjold
                                  -----------------------------------
                                      Name: Philip U. Hammarskjold
                                      Title: Vice President